EXHIBIT 99.1

First Industrial Realty Trust, Inc. 311 South Wacker Drive Suite 4000 Chicago, IL 60606 312/344-4300 FAX: 312/922-9851 MEDIA RELEASE

FIRST INDUSTRIAL NAMES PETER E. BACCILE PRESIDENT,

Assumes CEO Position December 1ST, 2016

CHICAGO, August 2, 2016 - First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully integrated owner, operator and developer of industrial real estate, today announced that Peter E. Baccile has been named President and will serve as a member of its Board of Directors, effective September 29, 2016.

Mr. Baccile, 54, brings more than 30 years of management, real estate and financial expertise to First Industrial. He joins First Industrial from UBS Securities, LLC where he served as Joint Global Head of the Real Estate, Lodging and Leisure Group within the firm’s investment banking division since June 2012. Prior to that, Mr. Baccile served in various senior leadership roles during his 26-year tenure at J.P. Morgan. Most recently, he was Vice Chairman of J.P. Morgan Securities Inc. He also served as Co-Head of the General Industries Investment Banking Coverage Group which encompassed Real Estate, Lodging, Gaming, Diversified Industrials, Paper Packing and Building Products, and Transportation investment banking. Before that he served as Global Head of J.P. Morgan’s Real Estate, Lodging and Gaming Investment Banking group for 10 years. During his career, Mr. Baccile has been responsible for key customer relationships and more than $250 billion of capital markets and strategic transactions.

“Peter joins us bringing a wealth of leadership, real estate and capital markets expertise to First Industrial, including a deep knowledge of the industrial real estate industry given his experience serving companies within our sector during his accomplished career in investment banking and advisory,” said Bruce W. Duncan, Chairman and current President and CEO. “His talents, along with his business and management philosophy, complement those of our team. The board is confident that he is the right person to lead our Company forward as we work to continue to enhance value for our shareholders.”

Mr. Duncan will continue to serve as CEO during a transitional period slated to end December 1, 2016, at which point Mr. Baccile will become CEO. Mr. Duncan will continue to serve as chairman of the board.

“I am excited about the opportunity to lead First Industrial, and look forward to building upon the many accomplishments and strengths of the team as we carry forward the Company-wide focus on driving long-term cash flow growth,” said Mr. Baccile. “First Industrial is a leading industrial real estate platform with a dedicated and talented group of professionals at its core. I embrace the Company’s commitment to growth through disciplined, targeted investments and a keen focus on active portfolio management, backed by a strong and flexible balance sheet. I appreciate the confidence of the Board of Directors and look forward to working with Bruce during our transition period and with the entire First Industrial team in serving our customers and shareholders.”

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Mr. Baccile is a member of the National Association of Real Estate Investment Trusts (NAREIT) and The Real Estate Roundtable where he was past Chairman of the Real Estate Capital Policy advisory committee. He is a past trustee of the International Council of Shopping Centers (ICSC) and the Urban Land Institute (ULI). He is also a member of the board of the Fisher Center for Real Estate and Urban Economics at the University of California (Berkeley). He holds an MBA from the Fuqua School of Business at Duke University where he was a Fuqua Scholar and earned his Bachelor of Science degree from Cornell University.

About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading fully integrated owner, operator, and developer of industrial real estate with a track record of providing industry leading customer service to multinational corporations and regional customers. Across major markets in the United States, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. In total, we own and have under development approximately 63.9 million square feet of industrial space as of June 30, 2016. For more information, please visit us at www.firstindustrial.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe our future plans, strategies and expectations, and are generally identifiable by use of the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “will,” “should” or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) and changes in interest rates; the availability and attractiveness of terms of additional debt repurchases; changes in our credit agency ratings; our ability to comply with applicable financial covenants; our competitive environment; changes in supply, demand and valuation of industrial properties and land in our current and potential market areas; difficulties in identifying and consummating acquisitions and dispositions; our ability to manage the integration of properties we acquire; potential liability relating to environmental matters; defaults on or non-renewal of leases by our tenants; decreased rental rates or increased vacancy rates; higher-than-expected real estate construction costs and delays in development or lease-up schedules; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2015, as well as those risks and uncertainties discussed from time to time in our other Exchange Act reports and in our other public filings with the SEC. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact us and the statements contained herein, reference should be made to our filings with the SEC.

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Contact:	Art Harmon
Vice President, Investor Relations and Marketing
312-344-4320